[Letterhead]

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
L. Luria & Son, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 33-2070) on Form S-8 of L. Luria & Son, Inc. of our report dated March 24, 1995, relating to the balance sheet of L. Luria & Son, Inc., as of January 28, 1995 and the statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended January 28, 1995, which report appears in or is incorporated by reference in the annual report on Form 10-K of L. Luria & Sons, Inc.

                           /s/ KPMG PEAT MARWICK LLP

April 30, 1996